EXHIBIT 10.01

MODIFICATION TO LICENSE AGREEMENT

THIS AGREEMENT is entered into effective as of July 1, 2014, became Hanwha Advanced Materials Corporation, by and between Integral Technologies, Inc., a Nevada corporation (“Integral") and Hanwha Advanced Materials Co., Ltd., a South Korea corporation ("Hanwha AMC") to modify the License Agreement between the parties dated June 21, 2013.

Hanwha Advanced Materials Co., Ltd., formerly known as Hanwha L&C Corp., recently sold certain assets, including the name “Hanwha L&C”, to an unrelated third party. Hanwha AMC represents and warrants that the License Agreement was not included in the sale and remains with Hanwha AMC.

THEREFORE the parties agree to modify the License Agreement as follows:

Hanwha Advanced Materials Co., Ltd., a South Korea corporation, Hanwha Building, Janggyo-dong 1, Jung-gu, Seoul 100-797 Korea (“LICENSEE”), hereinafter referred to individually as the “Party” and collectively as the “Parties”.

Additionally, any reference to Hanwha L&C Corp. in the License Agreement shall mean Hanwha Advanced Materials Co., Ltd.,

In addition, the Parties hereto agree the LICENSEE changes the notice clause, the Article 13.3 to like below.

“If to LICENSEE:	Hanwha Advanced Materials Co., Ltd
Attention: President
#79-20 Kumhoahngol-gil Bukang-myeon Sejong special
self-governing city 339-942 Korea Telephone: +82.44.279.8800
Fax: +82.44.279.8808

In executing this Modification, each Party represents, warrants and covenants that Article 10 of the License Agreement executed as of June 21, 2013 remains in force as of the date of this Modification.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in their respective names and by their duly authorized officers.

Integral Technologies, Inc.	Hanwha Advanced Materials Co., Ltd.
805 W. Orchard Dr., Suite 7	Hanwha Building
Bellingham, WA 98225	Janggyo-dong 1, Jung-gu, Seoul
USA	100-797 Korea

By:/Doug Bathauer/	By:/Won Sok Choe/
Name: Doug Bathauer	Name: Won Sok Choe
Title: CEO	Title: Vice President